Exhibit 99.1

NeoGenomics Expands Board of Directors with Appointments of Three Independent Directors

FT. MYERS, FL / ACCESSWIRE / June 29, 2023 / NeoGenomics, Inc. (NASDAQ: NEO), a leading provider of oncology testing and global contract research services, today announced the appointment of Elizabeth Floegel, Neil Gunn, and Tony Zook to its Board of Directors.
The Board has elected three new independent board members to join the board effective June 29, 2023. Elizabeth Floegel, Chief Information & Digital Officer of Numotion, a complex rehabilitation technology provider, will be a member of the Audit & Finance and Compliance Committees. Neil Gunn, former Chief Executive Officer of IDbyDNA, a developer of metagenomic technology for infectious disease testing and pathogen surveillance which was acquired by Illumina in 2022, will be a member of the Culture & Compensation and Nominating and Corporate Governance Committees. Tony Zook, former Chief Executive Officer of Innocoll Pharmaceuticals, a pharmaceutical manufacturing company focused on postsurgical pain management, will be a member of the Audit & Finance and Culture & Compensation Committees. The three join a strong, independent board with world-class talent and unique and differentiated skillsets.
“Elizabeth, Neil and Tony collectively bring more than 50 years of executive experience in healthcare, which will broaden the skills of our current Board, especially in the fields of digital technologies, global marketing and molecular diagnostics” said Lynn Tetrault, Chair of the Board of Directors. “We welcome Elizabeth, Neil and Tony to the board at this pivotal time for the company and look forward to working with them to drive long term, sustainable and profitable growth for the benefit of all of our stakeholders.”
“Our new board members are seasoned business leaders whose public company experience and financial acumen will be valuable to our Board as the company continues to execute on its vision,” said Chris Smith, Chief Executive Officer of NeoGenomics.
New Independent Director Biographies
Elizabeth Floegel has a track record for successfully leading technology and organizational transformation in highly matrixed environments. As Chief Information & Digital Officer of Numotion, Elizabeth is managing a significant digital and cybersecurity transformation with the strategic use of data and technology to drive value creation by creating efficient and compliant operations. Before joining Numotion, Ms. Floegel was the Global Vice President of Business Technology at Allergan (now part of Abbvie). In her time at Allergan, she led the technology portfolio across global commercial, retail, digital products and marketing. Ms. Floegel’s earlier roles include Head of Commercial and Digital Technology for Regeneron Pharmaceuticals and Global Vice President of Commercial Technology for Baxter Healthcare.
Neil Gunn is a veteran Diagnostics senior executive with expertise in company organization to maximize efficiencies with a focus on value generators to drive growth. Most recently, Neil was the Chief Executive Officer of IDbyDNA, which was acquired by Illumina in 2022. Prior to that, Dr. Gunn was President of Roche Sequencing Solutions (RSS), where he grew the organization from early initial concepts to over 900 employees across three continents while integrating nine acquisitions into one with a common vision and strategy. Before RSS, Dr. Gunn was Head of Global Business for Roche Molecular Diagnostics (RMD) and was responsible of the development and execution of strategic plan that launched over 140 major assay, instrument, and software launches over six years. Neil’s earlier roles include Vice President Commercial Operations for CaridianBCT and Vice President of Commercial Operations – Americas for Novartis Diagnostics.
Tony Zook has significant experience as a brand and marketing executive with a focus on managing interface between commercial and research and development aspects of an organization. Prior to serving as Chief Executive Officer of Innocoll Pharmaceuticals, Tony was Executive Vice President, Commercial Operations of AstraZeneca (AZ) where he held global P&L responsibility for all of AZ’s brands and markets. Under Tony’s leadership, AZ commercialized ten brands, each in excess of $1 billion in sales. Tony was also responsible for MedImmune, AZ’s global biologics business. He also chaired the Commercial Investment Board, which identified and approved critical investments company-wide, including investments in plants, markets, and technology. Earlier in his career at AZ, Mr. Zook held various positions including CEO of North America and VP of Sales, where he helped lead the integrations of Astra US, Astra Merck, and Zeneca. Prior to joining AZ, Mr. Zook spent 14 years with Berlex Laboratories in a variety of positions.
About NeoGenomics, Inc.
NeoGenomics, Inc. specializes in cancer genetics testing and information services, providing one of the most comprehensive oncology-focused testing menus in the world to help physicians diagnose and treat cancer.
NeoGenomics is committed to connecting patients with life altering therapies and trials. We believe that, together, with our partners, we can help patients with cancer today and the next person diagnosed tomorrow. In carrying out these commitments, NeoGenomics adheres to all applicable state and federal data protection laws, provides transparency and choice to patients regarding the handling and use of their data through expressed authorizations and our Notice of Privacy Practices, and has invested in leading technologies to ensure the data we maintain is secured at all times.
Forward Looking Statements
This press release includes forward-looking statements. Each forward-looking statement contained in this press release is subject to a number of risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statement. Applicable risks and uncertainties include, among others, the Company's ability to identify and implement appropriate financial and operational initiatives to improve performance, to identify and recruit executive candidates, to continue gaining new customers, offer new types of tests, integrate its acquisitions and otherwise implement its business plan, and the risks identified under the heading "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2022 filed with the SEC on February 24, 2023 as well as other information previously filed with the SEC. The forward-looking statements in this press release speak only as of the date of this document (unless another date is indicated), and we undertake no obligation to update or revise any of these statements.
NeoGenomics, Inc.
Kendra Sweeney
Vice President, Investor Relations and Communications
Kendra.Sweeney@neogenomics.com
T: +1-239-877-7474